Exhibit 99.1

MagnaChip Semiconductor Reports

Fourth Quarter Results

Seoul, South Korea, January 26, 2007 – MagnaChip Semiconductor today announced results for the fourth quarter ended December 31, 2006.

Revenue for the three months ended December 31, 2006 was $162.3 million, compared to $245.2 million in the fourth quarter of 2005.

Gross margin was $18 million or 11.1% of revenue for the quarter ended December 31 2006, compared to $60.4 million or 24.6% of revenue for the fourth quarter of 2005.

Operating expenses for the fourth quarter of 2006 were $57 million or 35.1% of revenue. This included impairment and disposal loss of $2.1 million taken in association with dispositions of tangible assets previously classified as held-for-sale. Excluding the impairment and disposal loss, operating expenses for the fourth quarter of 2006 were $54.9 million or 33.8% of revenue, compared to $61 million or 24.9% of revenue in the fourth quarter of 2005 excluding restructuring and impairment charges of $27.5 million.

Operating loss was $39 million during the current quarter, compared to an operating loss of $28.1 million in the prior year quarter.

Net interest expense for the fourth quarter of 2006 was $14.1 million, compared to $14.4 million in the fourth quarter of 2005.

Net loss for the three months ended December 31, 2006 was $45.6 million compared to a net loss of $22.9 million in the fourth quarter of 2005.

Sang Park, Chairman and CEO of MagnaChip Semiconductor, commented, “Since I took the office of CEO last May, we all have worked hard to turn around the company and rebuild our leadership momentum and product pipeline. As a result of our coordinated efforts, our three major businesses, SMS, Display Solutions, and Imaging Solutions, have begun to recover and now have a solid foundation on which to continue to improve. We expect production to ramp on key new programs in the second half of this year and we are seeing a high level of new customer activity. We are well-positioned to make 2007 the year of MagnaChip’s recovery and return to growth as we focus on bringing high-quality display and imaging solutions to market faster.”

Robert Krakauer, President and CFO of MagnaChip Semiconductor, said, “We are pleased with our cash generation during the quarter on excellent working capital management and that we exceeded our goals for manufacturing cost improvement. We have made considerable progress on our new product roadmap, with a product portfolio refreshment. This is critical to the company’s growth and success. As an example, we now have one of the few market solutions for digital auto focus. Customer feedback has been positive, and we are optimistic entering 2007. Our goal is to grow market share, drive revenue and profit growth, and strengthen our balance sheet as we regain our business momentum throughout the coming year.”

First Quarter 2007 Outlook

For the first quarter of 2007, the Company expects revenues to be down by 10% to 12% compared to the fourth quarter of 2006 reflecting lower seasonal demand and an inventory correction in the analog and power areas of our foundry business. The Company expects gross margins of 4 to 6% due to reduced loadings partially offset by cost containment measures.

Investor Conference Call / Webcast Details

MagnaChip will report full results for the fourth quarter 2006 on Friday, January 26, 2007 at 10:00 a.m. in New York (12:00 a.m., Saturday, January 27, 2007 in Seoul). The conference call will be available at www.magnachip.com and by telephone at +1-(201) 689-8470. A replay of the call will be available in two hours after the call through midnight on Friday, February 2, 2007 in New York (2 p.m. on Friday, February 2, 2007 in Seoul) at www.magnachip.com and by telephone at +1-(201) 612-7415. The account number to access the replay is 3055 and the conference ID number is 224173, respectively.

About MagnaChip Semiconductor

MagnaChip Semiconductor is a leading designer, developer and manufacturer of mixed-signal and digital multimedia semiconductors addressing the convergence of consumer electronics and communications devices. We focus on CMOS image sensors and flat panel display drivers, which are complex, high performance, mixed signal semiconductors that capture images and enable and enhance the features and capabilities of both small and large flat panel displays. MagnaChip also provides wafer foundry services utilizing CMOS high voltage, embedded memory, analog and power process technologies for the manufacture of IC’s for customer-owned designs. MagnaChip has world-class manufacturing capabilities and an extensive portfolio of approximately 8,500 registered and pending patents. As a result, MagnaChip is a valued partner in providing leading technology solutions to its customers worldwide. For more information, visit www.magnachip.com.

Forward-Looking Statements:

Certain statements in this press release including statements regarding expected future financial and industry growth are forward-looking statements that involve a number of risks and uncertainties that could cause actual results to differ materially. In some cases, you can identify forward-looking statements by such terms as “believes,” “expects,” “anticipates,” “intends,” “estimated,” the negative of these terms, or other comparable terminology. Factors that could cause actual results to differ include general business and economic conditions and the state of the semiconductor industry; demand for end-use products by consumers and inventory levels of such products in the supply chain; changes in demand from significant customers; changes in customer order patterns; changes in product mix; capacity utilization; level of competition; pricing pressure and declines in average selling price; delays in new product introduction; continued success in technological innovations and delivery of products with the features customers demand; shortage in supply of materials or capacity requirements; availability of financing; exchange rate fluctuations; litigation and other risks as described in the Company’s SEC filings, including its quarterly report on Form 10-Q for the quarter ended October 1, 2006.

Although we believe that the expectations reflected in the forward looking statements are reasonable, we cannot guarantee future results, level of activity, performance, or achievements. You should not place undue reliance on these forward-looking statements.

# # #

CONTACT:

In the U.S.:

David Pasquale, EVP at The Ruth Group

Tel: +646-536-7006

dpasquale@theruthgroup.com

MagnaChip Semiconductor

Condensed Consolidated Statements of Operations

(In thousands of U.S. Dollars, except per unit data)

(Unaudited)

	Three Months Ended
	December 31, 2006	December 31, 2005
Net sales	$162,313	$245,154

Cost of sales	144,332	184,765

Gross profit	17,981	60,389

Operating expenses:
Selling, general and administrative	21,309	34,048
Research and development	35,384	26,960
Restructuring and impairment charges	318	27,514

Operating loss	(39,030)	(28,133)

Other income (expenses):
Interest expenses, net	(14,128)	(14,400)
Foreign currency gain, net	9,947	21,199

Loss before income taxes	(43,211)	(21,334)
Income tax expenses	2,427	1,560

Net loss	$(45,638)	$(22,894)

Dividends accrued on preferred units	(2,842)	(2,549)

Net loss attributable to common units	$(48,480)	$(25,443)

Net loss per common unit Basic and Diluted	(0.92)	(0.48)

Common units used in per common unit calculation: Basic and Diluted (in thousands)	52,721	53,051

Key Ratios & Information:
Gross Margin	11.1%	24.6%
Operating Expenses as a % of Revenue	35.1%	36.1%
Operating Margin	(24.0)%	(11.5)%

Depreciation & Amortization Expense	43,079	48,181
Capital Expenditures	13,379	23,055

MagnaChip Semiconductor

Reconciliation of US GAAP Gross Profit, Operating Income (Loss) and Net Income (Loss) to

Non-US GAAP Gross Profit, Operating Income (Loss) and Net Income (Loss)

(In thousands of US Dollars)

(Unaudited)

Use of Non-US GAAP Financial Information

To supplement our condensed consolidated financial statements presented on a US GAAP basis, MagnaChip Semiconductor uses non-US GAAP measures of gross profit, operating income (loss) and net income (loss), that are US GAAP gross profit, operating income (loss) and net income (loss) adjusted to exclude certain costs, expenses or gains, referred to as special items. Non-US GAAP adjusted gross profit, operating income (loss) and net income (loss) measure give an indication of our baseline performance before other charges that are considered by management to be outside of our core operating results. In addition, our non-US GAAP adjusted measure of gross profit, operating income (loss) and net income (loss) are among the primary indicators management uses as a basis for our planning and forecasting of future periods. The presentation of this additional information should not be considered in isolation or as a substitute for gross profit, operating income (loss) and net income (loss) prepared in accordance with generally accepted accounting principles in the United States of America.

	Three Months Ended December 31, 2006			Three Months Ended December 31, 2005
	Gross Profit	Operating Income (Loss)	Net Income (Loss)	Gross Profit	Operating Income (Loss)	Net Income (Loss)
US GAAP Amounts	$17,981	$(39,030)	$(45,638)	$60,389	$(28,133)	$(22,894)

Special items
(1) Inventory loading effect	—	—	—	8,133	8,133	8,133
(2) Restructuring and impairment charges	—	318	318	—	27,514	27,514
(3) Loss from disposal of held-for-sale assets	—	1,819	1,819	—	—	—

Total special items	—	2,137	2,137	8,133	35,647	35,647

Non-US GAAP Profit (Loss)	$17,981	$(36,893)	$(43,501)	$68,522	$7,514	$12,753

Adjusted Gross Margin			11.1%			28.0%
Adjusted Operating Expense - % of Revenue			33.8%			24.9%
Adjusted Operating Margin			(22.7)%			3.1%

Non-US GAAP adjusted condensed consolidated statements of operations are intended to present the Company’s operating results, excluding special items. The special items excluded for the three months ended December 31, 2006 and 2005 are as follows:

(1)	Inventory adjustment made under SFAS 151 to reflect the normal cost of manufacturing, excluding abnormal period costs.

(2)	Impairment charges under SFAS 144 during the fourth quarter of 2006 and restructuring and impairment charges taken during the fourth quarter of 2005 in association with divesture of application processor business.

(3)	Loss from disposition of assets classified as “held-for-sale” in 2005.

MagnaChip Semiconductor

Condensed Consolidated Balance Sheets

(In thousands of US Dollars)

(Unaudited)

	December 31, 2006	December 31, 2005
Assets
Current assets
Cash and cash equivalents	$89,173	$86,574
Accounts receivable, net	76,665	112,053
Inventories, net	57,846	88,677
Other current assets	20,380	22,486

Total current assets	244,064	309,790

Property, plant and equipment, net	336,279	485,077
Goodwill and intangible assets, net	139,729	191,389
Other non-current assets	49,981	54,391

Total assets	$770,053	$1,040,647

Liabilities & Unitholders’ Equity
Current liabilities
Accounts and other payable	$94,822	$129,279
Other current liabilities	26,627	39,070

Total current liabilities	121,449	168,349

Long-term borrowings	750,000	750,000
Other non-current liabilities	65,771	62,320

Total liabilities	937,220	980,669

Redeemable convertible preferred units	117,374	106,462

Unitholders’ equity	(284,541)	(46,484)

Total liabilities, redeemable convertible preferred units and unitholders’ equity	$770,053	$1,040,647

MagnaChip Semiconductor

Condensed Consolidated Statements of Cash Flows

(In thousands of US Dollars)

(Unaudited)

	Three Months Ended
	December 31, 2006	December 31, 2005
Cash flows from operating activities
Net loss	$(45,638)	$(22,894)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities
Depreciation and amortization	43,079	48,181
Impairment charges	318	25,580
Gain on foreign currency translation, net	(10,891)	(21,331)
Changes in accounts and other receivable	7,237	2,943
Changes in inventories	2,569	(3,443)
Changes in accounts and other payable	2,505	23,003
Changes in accrued expenses	(10,332)	(9,748)
Other	5,052	4,150

Net cash provided by (used in) operating activities	(6,101)	46,441

Cash flows from investing activities
Capital expenditures	(13,379)	(23,055)
Other	180	1,271

Net cash used in investing activities	(13,199)	(21,784)

Cash flows from financing activities
Repayment of borrowings	—	(11,061)
Other	—	114

Net cash used in financing activities	—	(10,947)

Effect of exchange rates on cash and cash equivalents	984	1,837

Net increase (decrease) in cash and cash equivalents	(18,316)	15,547

Cash and cash equivalents
Beginning of the period	107,489	71,027

End of the period	$89,173	$86,574